Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) effective as of September 19, 2012 (the “Effective Date”), is entered into by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation having its principal place of business in Houston, Harris County, Texas (“CGX”), and JON C. BIRO (the “Executive”); other capitalized terms used in this Agreement are defined and shall have the meanings set forth in Section 17 or elsewhere herein.

W I T N E S S E T H:

WHEREAS, Executive is currently employed as Executive Vice President and Chief Financial and Accounting Officer of CGX, and has been or will be appointed to such other offices as may be deemed appropriate from time to time by the Board of Directors of CGX, including Treasurer and Secretary of CGX, and as an officer of its subsidiaries;

WHEREAS, in connection with his employment, Executive has been or will be provided by CGX with specialized training and given access to confidential information with respect to CGX, its Affiliates and their Customers;

WHEREAS, CGX and Executive are parties to that certain Amended and Restated Employment Agreement, effective as of January 14, 2008 (the “Prior Employment Agreement”), which shall be superseded by this Agreement; and

NOW, THEREFORE, in consideration of the premises, representations and mutual covenants hereinafter set forth, the parties hereby covenant and agree as follows:

1.                                      Employment.  Subject to and conditioned upon the express terms set forth in Section 25, CGX hereby employs Executive, and Executive hereby accepts employment with CGX, on the terms and conditions set forth in this Agreement.

2.                                      Employment Period.  The initial term of Executive’s employment pursuant to the terms of this Agreement shall commence upon the Effective Date and expire on the five (5) year anniversary of the Effective Date, and shall thereafter automatically renew for successive one year periods unless and until CGX or Executive provides written notice to the other party of its intent to not extend the employment term upon no less than ninety (90) days written notice prior to the end of the initial term or the then applicable renewal term (the initial term and renewal terms, if any, are collectively referred to herein as the “Employment Period”), unless earlier terminated in accordance with Section 15(a) below.  For avoidance of doubt, an election by (i) CGX to not extend the Employment Period shall not in and of itself be deemed to constitute a termination by CGX with or without Cause, and (ii) Executive to not extend the Employment Period shall not in and of itself be deemed to constitute a resignation by Executive with or without Good Reason.

3.                                      Duties.  Executive shall (i) serve under the direction of the Board and the Chief Executive Officer of CGX (the “CEO”) as the Executive Vice President and Chief Financial and Accounting Officer of CGX, and will be appointed to such other offices as may be deemed appropriate from time to time by the Board of Directors of CGX, including Treasurer and Secretary of CGX, and as an officer of its subsidiaries; (ii) have all the rights, powers and duties associated with his positions; and (iii) faithfully, to the best of Executive’s ability, perform the duties and other reasonably related services assigned to Executive by the Board and/or CEO from time to time (the “Duties”).  Executive shall be subject to, and shall comply with, CGX insider trading policies (a copy of which has been delivered to Executive) and the other policies of CGX in effect from time to time (collectively, the “CGX Policies”); provided, however, that to the extent such CGX Policies may contradict the express provisions of this Agreement, the provisions of this Agreement shall govern.  Executive shall devote his full business time, efforts and attention to the business of CGX during the Employment Period consistent with past practice and, without the prior written consent of the Board, Executive shall not during the Employment Period render any services of a business, commercial or professional nature, to any person or organization other than CGX and the Affiliates or be engaged in any other business activity, other than those activities described in Section 12 below.  Executive represents and warrants that Executive is not a party to or bound by any agreement or contract or subject to any restrictions, including without limitation in connection with any previous employment, which might prevent Executive from entering into and performing Executive’s obligations under this Agreement.

4.                                      Compensation.  During the Employment Period, Executive shall be compensated for Executive’s services as follows:

(a)                                 Executive shall be paid a base monthly salary of not less than $27,083.33, subject to any and all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes, and such base monthly salary shall be retroactive to September 1, 2012.

(b)                                 Except to the extent such policies may contradict the express provisions of this Agreement, in which case the provisions of this Agreement shall govern, Executive shall be eligible to receive fringe benefits on the same basis as other management employees of CGX pursuant to CGX Policies in effect from time to time, including holiday time and paid vacation; provided, however, that earned but unused vacation or other compensated absences shall not be carried forward for use or payment in subsequent periods.

(c)                                  Executive shall be eligible to participate, to the extent that Executive meets all eligibility requirements of general application, in each of the employee benefit plans maintained by CGX or in which employees of CGX generally are eligible to participate, including as of the date hereof, group hospitalization, medical, dental, and short and long term disability and life plans.

5.                                      Bonus.  In addition to the other compensation set forth herein, Executive may receive an annual cash bonus payment of up to $200,000 as determined in the sole discretion of the CEO and approved by the Board or the Compensation Committee of the Board.  Any such bonus shall be paid in accordance with CGX’s customary practice, subject to all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes.

6.                                      Stock Option.  In addition to the other compensation set forth herein, the Executive is entitled to receive a stock option grant to purchase 100,000 shares of CGX common stock.  Executive acknowledges that such obligation has been satisfied by CGX as the CGX Compensation Committee has recently awarded him a stock option to purchase 100,000 shares of CGX common stock, which vests in equal installments over a five (5) year period.  Such option was issued under a CGX long-term incentive plan, and the exercise price thereof was the closing trading price of CGX common stock on The New York Stock Exchange on the date of grant of such option by the CGX Compensation Committee.

7.                                      Executive Expenses.  During the Employment Period, Executive shall be entitled to be reimbursed for reasonable normal business expenses directly incurred in the performance of the Duties hereunder and in accordance with CGX Policies in effect from time to time; provided, however, that documentation supporting such expenses must be submitted to and approved by the CEO or the Board before such reimbursement is paid to Executive.

8.                                      No Competing Business.  In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not, except as permitted by Section 12 of this Agreement, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, employee, stockholder, member, director, officer, executive, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business operating in or soliciting business from CGX’s Market, without regard to: (i) whether the Competitive Business has its office or other business facilities within CGX’s Market; (ii) whether any of the activities of Executive referred to above occur or are performed within CGX’s Market; or (iii) whether Executive resides, or reports to an office, within CGX’s Market.

9.                                      No Interference with the Business.  In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not:

(a)                                 directly or indirectly solicit, induce or intentionally influence any third party sales representative, agent, supplier, lender, lessor or any other person which has a business relationship with CGX and/or any Affiliate or which had on the date of this Agreement a business relationship with CGX and/or any Affiliate to discontinue, reduce the extent of, discourage the development of or otherwise harm such relationship with CGX and/or any Affiliate;

(b)                              directly or indirectly (i) attempt to communicate with or solicit business from any Customer or its representatives for any reason, except on behalf of CGX and/or any Affiliate, (ii) attempt to induce any known Customer or its representatives to terminate any contract or otherwise divert from CGX and/or any Affiliate any trade or business being conducted by any such Customer with CGX and/or any Affiliate or (iii) attempt to solicit, induce or intentionally influence any prospective or past Customer of CGX and/or any Affiliate to discontinue, reduce the extent of, or not conduct business with CGX and/or any Affiliate;

(c)                                  directly or indirectly recruit, solicit, induce or influence any executive, employee or sales agent of CGX and/or any Affiliate to discontinue such sales, employment or agency relationship with CGX and/or any such Affiliate;

(d)                                 employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or Executive any person who is then (or was at any time since the Effective Date) employed by CGX and/or any of the Affiliates; or

(e)                                  directly or indirectly denigrate or in any manner undertake to discredit CGX, any Affiliate or any successor thereof or any person, operation or entity associated with CGX or any Affiliate.

10.                               Consideration for Restrictions.  Executive acknowledges that the restrictions imposed under Sections 3, 8, 9, and 11 are supported by the consideration to be received by Executive pursuant to the terms of this Agreement.

11.                               No Disclosure of Confidential Information.  During Executive’s employment with CGX, CGX shall provide Executive with certain Confidential Information.  Executive shall not, during the Employment Period or thereafter, directly or indirectly knowingly disclose to anyone or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than CGX and/or any of the Affiliates any Confidential Information.  Upon termination of Executive’s employment hereunder or at any other time that the CEO so requests, Executive shall promptly deliver to CGX all materials containing any Confidential Information, and all copies of such materials and other materials of CGX or any Affiliate which are in Executive’s possession or under Executive’s control, and Executive shall not make or retain any copies or extracts of such materials.  If a disclosure is required by law or legal process, Executive shall provide CGX with prompt notice thereof so that CGX may seek an appropriate protective order at its cost or otherwise waive compliance with the terms of this covenant, and in the event CGX cannot obtain such protective order or it waives compliance with the terms of this covenant, Executive may disclose that portion of the Confidential Information that CGX’s legal counsel has advised may be disclosed.

12.                               Permitted Activities.  The restrictions set forth in Sections 3, 8 and 9 of this Agreement shall not apply to Permitted Activities (as defined below).

13.                               Consideration for Restrictions; Reduction of Restrictions by Court Action.  Executive acknowledges that the restrictions and obligations imposed under Sections 3, 8, 9, and 11 of this Agreement are supported by: (i) CGX’s agreement to provide Executive with access to and the right to use its Confidential Information, and the right to develop relationships with its Executives based upon such Confidential Information; (ii) the consideration and benefits to be received by Executive pursuant to this Agreement, including issuance of the stock option set forth in Section 6 above; (iii) the training methodology and proprietary information to be shared by CGX with Executive pursuant hereto; and (vi) Executive’s continued employment (pursuant to the terms of this Agreement) and his acknowledgment that compliance with the restrictions and obligations set forth herein was material in employing the Executive and that such restrictions and obligations are necessary to protect the business and goodwill of CGX and its Affiliates.  If, however, the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 3, 8, 9, or 11 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment of CGX and the Affiliates in their businesses and the goodwill attached thereto.

14.                               Remedies.  Executive understands that CGX and the Affiliates will not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, CGX or any Affiliate may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Executive from the breach or threatened breach of such covenants.  In the event either party commences legal action to enforce its or his rights under this Agreement, the prevailing party in such action shall be entitled to recover all of the costs and expenses in connection therewith, including reasonable attorney’s fees.  All covenants and restrictions of Executive contained in this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against CGX or vice versa, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by CGX of such covenants and restrictions.

15.                               Termination.

(a)                                 The “Termination Date” shall mean the date in which the first of the following occur:

(i)             the expiration of the Employment Period in accordance with the terms of Section 2;

(ii)           Executive’s death;

(iii)          the Disability (as defined below) of Executive;

(iv)          termination by CGX of Executive for Cause (as defined below);

(v)           termination by CGX of Executive without Cause;

(vi)         the resignation of Executive for any reason (other than Good Reason (as defined below)), which shall take effect immediately upon CGX’s receipt of such resignation;

(vii)        the resignation of Executive for Good Reason, which shall take effect immediately upon CGX’s receipt of such resignation; or

(viii)       a Change in Control (as defined in the Change in Control Agreement).

(each of subparagraph (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) are referred to herein as a “Termination”).  Notwithstanding anything in this Section 15(a) to the contrary, in the case of any payment or benefit provided pursuant to clause (iii), (v) or (vii) that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Termination” shall mean Executive’s “separation from service” with CGX within the meaning of Section 409A(2)(A)(i) of the Code and the corresponding “Termination Date” shall be the date Executive incurs such separation from service.

(b)                                 If a Termination occurs pursuant to subparagraphs (v) or (vii), then (i) Executive shall receive, within five business days after the Termination Date, a lump sum payment equal to (A) Executive’s base monthly salary for one (1) year, determined based on Executive’s base monthly salary in effect immediately prior to the Termination plus (B) an amount equal to not less than the highest aggregate annual bonus, incentive or other payment of cash compensation paid to Executive during his employment with the Company; and (ii) during the Severance Period (as defined below), Executive shall continue to receive and/or be able to elect to receive benefits under CGX welfare plans or substantially equivalent welfare plans at CGX’s expense, including but not limited to, medical/hospital, dental, life, and disability, in accordance with the terms of such plans in effect at the time; provided, however, that Executive shall be responsible for the costs of such benefits to the same extent he was responsible (or would have been responsible had he then been a participant) for such costs prior to the Termination Date.

(c)                                  If a Termination occurs pursuant to subparagraphs (i), (ii), (iii), (iv), (vi) or (viii), then Executive or Executive’s estate shall receive: (i) Executive’s monthly salary in effect immediately prior to the Termination in accordance with Section 4(a) through the date of such Termination; and (ii) any other amounts earned, accrued or owing as of such Termination Date, but not yet paid by CGX to Executive.

(d)                                 Termination of employment hereunder shall not relieve Executive of his obligations under Sections 8 and 9 hereof, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  In addition, termination of employment hereunder shall not relieve Executive of his obligations under Section 11 hereof which are intended to continue indefinitely, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  Executive’s violation of any of his obligations under Sections 8, 9 or 11 hereof shall relieve CGX of its obligation to pay any of the benefits as contemplated in this Section 15.

(e)                                  In addition to all other compensation due to Executive hereunder, the following shall occur immediately prior to the occurrence of a Termination pursuant to subparagraphs (ii), (iii) or (vii) of Section 15:

(i)           all CGX stock options held by Executive prior to such a Termination shall become exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;

(ii)          all restrictions on any restricted securities granted by CGX to Executive prior to such a Termination shall be removed and the securities shall become fully vested and freely transferable, regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;

(iii)          Executive (or Executive’s estate) shall have an immediate right to receive all performance shares or bonuses granted prior to such a Termination, and such performance shares and bonuses shall become fully vested and freely transferable or payable without restrictions, regardless of whether or not specific performance goals set forth in the relevant agreements shall have been attained;

(iv)          all performance units granted to Executive prior to such a Termination shall become immediately payable in cash or common stock, at Executive’s sole option (or at the sole option of the executor of the Executive’s estate), regardless of whether or not the relevant performance cycle has been completed, and regardless of whether any other terms and conditions of the relevant agreements shall have been satisfied in full; and

(v)          provided, that if the terms of any plan or agreement providing for such options, restricted securities, performance shares or bonuses, performance units or equity based grants do not allow such acceleration or payment as described above, CGX shall take or cause to be taken any action required to allow such acceleration or payment or to separately pay the value of such benefits.

(f)                                   Notwithstanding any provision of this Agreement to the contrary, if Executive incurs a separation from service with CGX (other than by reason of death) and is deemed on his date of separation from service to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent required under Section 409A(a)(2)(B)(i) of the Code, the payments and benefits under this Agreement shall commence or be made or provided as soon as practicable but not prior to the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of: (i) the expiration of the six-month period measured from the date of separation from service; or (ii) the date of Executive’s death, in either case without interest for such delay.

(g)                                  To the extent any reimbursements or in-kind benefits provided to Executive pursuant to this Agreement are subject to Section 409A of the Code, including without limitation any health plan benefits subject to Section 409A of the Code, then in accordance with Section 409A of the Code: (A) the amount of expenses eligible for reimbursement or in-kind benefits provided during Executive’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year; (B) the reimbursement must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred;

and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

16.                               Section 280G.  Notwithstanding anything in this Agreement to the contrary, in the event that any severance and other benefits provided to or for the benefit of the Executive or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of CGX (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change of Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (such severance and other benefits being referred to herein as the “Change of Control Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then CGX will provide the Executive with a computation of (A) the maximum amount of Change of Control Payments that could be made under the Change of Control Arrangements, without the imposition of the Excise Tax (said maximum amount being referred to as the “Capped Amount”); (B) the value of all Change of Control Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (C) the dollar amount of Excise Tax which the Executive would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments; and (D) the net value of the Uncapped Payments after reduction by (1) the amount of the Excise Tax, (2) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes, and (3) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b) of the Code (the “Net Uncapped Amount”).  If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive the Change of Control Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Executive shall be entitled to receive or commence to receive the Change of Control Payments equal to the Uncapped Payments.  If the Executive receives the Uncapped Payments, then the Executive shall be solely responsible for the payment of the Excise Tax due from the Executive and attributable to such Uncapped Payments, with no right of additional payment from CGX as reimbursement for such taxes.  Unless CGX and the Executive otherwise agree in writing, any determination required under this Section 16 shall be made in writing by tax counsel or by an independent public accounting firm agreed to by CGX and the Executive (the “Auditor”), whose determination shall be conclusive and binding upon CGX and the Executive.  For purposes of making the calculations required by this Section 16, the Auditor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  CGX and the Executive shall furnish to the Auditor such information and documents as the Auditor may reasonably request in order to make a determination under this Section 16.  CGX shall bear all costs the Auditor may reasonably incur in connection with any calculations contemplated by this Section 16.

17.                               Definitions.  As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a)                                 Affiliate or Affiliates shall mean and refer to any direct or indirect subsidiaries of CGX, or any other entity or entities through which CGX or any subsidiary of CGX may conduct CGX’s Line of Business.

(b)                                 Cause shall mean and include without limitation: (i) the inability of Executive to perform his Duties hereunder due to a legal impediment, including without limitation, the entry against Executive of an injunction, restraining order or other type of judicial judgment, decree or order which would prevent or hinder Executive from performing his Duties; (ii) the willful failure by Executive to follow material CGX Policies or the willful disregard of the reasonable and material instructions of the CEO with respect to the performance of Executive’s Duties, other than any failure not occurring in bad faith that is remedied by Executive promptly after receipt of notice thereof from CGX; (iii) excessive absenteeism, flagrant neglect of work, indictment or conviction of a felony or fraud; or (iv) the failure of Executive to devote substantially all of his full working time and attention to performance of his Duties for CGX.

(c)                                  Change in Control Agreement shall mean that certain Change in Control Agreement, dated effective as of September 19, 2012, between CGX and Executive.

(d)                                 CGX’s Line of Business shall mean general commercial printing services, including digital imaging and printing, offset lithography (sheet fed and web), composition, electronic prepress, flexography, binding, kitting and finishing services, fulfillment of printed materials, direct mail services, and includes any other products or services manufactured, developed or distributed, including electronic products and services, at any time by CGX and/or the Affiliates before or after the Effective Date.

(e)                                  CGX’s Market shall mean the United States and Canada;

(f)                                   Competitive Business shall mean any person or entity engaged in a business that produces any of the products or performs any of the services comprising CGX’s Line of Business.

(g)                                  Confidential Information shall mean trade secrets; customer and supplier lists; marketing arrangements; business plans; projections; financial information; training manuals; pricing manuals; product and service development plans; market strategies; internal performance statistics; all information about any Customer, including their facilities, requirements, purchasing preferences or needs, their past purchasing histories, and all records relating to transactions or communications of any kind between the Executive and any Customer; all information about CGX’s employees, including their compensation, resumes, experience, capabilities, work histories, and performance evaluations; information about CGX’s consultants, vendors or suppliers; information acquired from CGX’s employees or inspection of CGX’s property; information disclosed to CGX by third parties, concerning CGX’s and its Affiliate’s products, services, marketing programs, bids or bidding processes, staffing specifications, service contracts or servicing schedules or procedures, or business practices and other competitively sensitive information belonging to and concerning CGX and/or any of the Affiliates and not generally known by or available to the public, whether or not in written or tangible form, as the same may exist at any time during the Employment Period.  For purposes hereof, CGX and Executive agree that Confidential Information includes current, updated and future data, information, reports, evaluations and analyses of CGX, its financial performance and results, Customers and employees, including their compensation, performance or evaluation, and includes information, data, reports and evaluations: (i) provided to Executive before and after the date hereof; (ii) those which the Executive created, in whole or in part; (iii) those to which or for which Executive provides input and information; and (iv) those which the Executive uses for the purpose of making decisions relating to CGX’s business, its Customers or employees.

(h)                                 Customer shall mean any person or entity with which CGX and/or its Affiliates has a contract (oral or written) or to which the CGX and/or its Affiliates has provided goods or services during the term of Executive’s employment with CGX (irrespective of whether it occurred prior to or after the Effective Date), or to which CGX and/or an Affiliate has made a bid or proposal to provide goods or services.

(i)                                     Disability shall mean any illness, disability or incapacity of such a character as to render Executive unable to perform his Duties (which determination shall be made by the CEO) for a total period of ninety (90) days, whether or not such days are consecutive, during any consecutive twelve (12) month period.

(j)                                    Effective Date shall mean the effective date set forth in the introductory paragraph of this Agreement.

(k)                                 Employment Period shall mean that period of time set forth in Section 2 of this Agreement.

(l)                                     Good Reason shall mean: (i) the material breach of this Agreement by CGX other than any failure not occurring in bad faith that is remedied by CGX within thirty (30) days after receipt of notice thereof from Executive; (ii) the implementation by CGX of a condition to Executive’s continued employment with CGX that Executive’s principal place of work be changed to any location outside of the Houston metropolitan area; and (iii) a material diminution in the Executive’s Duties or cash compensation.

(m)                             Noncompetition Period shall mean a period beginning on the Effective Date and continuing through the Employment Period and for the period of one (1) year after any Termination pursuant to Section 15(a)(i), (iii), (iv), (v), (vi) or (vii).

(n)                                 Permitted Activities shall mean: (i) owning not more than 1% of the outstanding shares of a publicly-held Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automated quotation system of a registered securities association; (ii) owning capital stock of CGX; or (iii) those activities or actions undertaken by

Executive, to the extent, but only to the extent, such activities or actions are expressly approved in writing by the CEO.

(o)                                 Severance Period shall mean that period of time equal to one (1) year following Termination.

18.                               Notices.  All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission (telecopy), cable or telex to the respective parties (with confirmation of successful transmission) or seven (7) days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

If to CGX:	Consolidated Graphics, Inc. 5858 Westheimer, Suite 200 Houston, Texas 77057 Attention: Joe R. Davis

with a copy (which shall not
constitute notice) to:	Ricardo Garcia-Moreno Haynes and Boone LLP 1221 McKinney Ave, Suite 2100 Houston, Texas 77010

If to Executive:	Jon C. Biro 5858 Westheimer, Suite 200 Houston, Texas 77057

19.                               Assignment.  CGX, but not Executive, may assign or delegate any of its rights or obligations hereunder; provided, further, that an assignment made in accordance with this section shall not constitute a termination of employment for purposes of this Agreement.  This Agreement shall be binding upon and inure to the benefit of any assignee thereof and any such assignee shall be deemed substituted for CGX under the terms of this Agreement and all references to “CGX” shall be deemed to mean such assignee.  As used in this Agreement, the term “assignee” shall include any Affiliate or person, firm, partnership, corporation or CGX which at any time, whether by merger, purchase or otherwise, acquires all of the capital stock or substantially all of the assets or business of CGX, and any assignee or successor thereof.

20.                               No Mitigation Obligation.  CGX hereby acknowledges that it will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenants contained in Sections 8, 9 and 11 hereof will further limit the employment opportunities for Executive.  Accordingly, the parties hereto expressly agree that the payment of the severance compensation and benefits by CGX to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise, except to the extent Executive receives comparable welfare benefits from another employer during the Severance Period.

21.                               Amendment and Modification.  No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of CGX.

22.                               Governing Law.  This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.

23.                               Counterparts.  This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

24.                               Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

25.                               Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

26.                               Construction of Agreement.  Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.  Unless the contents of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural.  Whenever the context here requires, the masculine shall refer to the feminine, the neuter shall refer to the masculine or feminine, the singular shall refer to the plural, and vice versa.

27.                               Entire Agreement.  This Agreement and any attachments hereto, if any, constitute the entire agreement between the parties and supersede all prior representations, understandings and agreements between the parties hereto (including the Prior Employment Agreement) relating to the subject matter hereof, all of which the parties expressly disclaim reliance on. No change, waiver or discharge hereof will be valid unless it is in writing and is executed by an authorized representative of CGX and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Jon C. Biro
JON C. BIRO

CGX:

CONSOLIDATED GRAPHICS, INC.

By:	/s/ Joe R. Davis
Joe R. Davis
Chairman and Chief Executive Officer